EXHIBIT 10.101

[SOUTHWALL TECHNOLOGIES LOGO]	CONFIDENTIAL

SUPPLY AGREEMENT

BETWEEN

SOUTHWALL TECHNOLOGIES INC.

1029 Corporation Way

Palo Alto, California 94303

USA

SAINT GOBAIN SEKURIT FRANCE

Bureau Central

B.P.15, Rue Joffre

F-60150 THOUROTTE, France

1. Agreement.

It is agreed that Saint Gobain Sekurit (“SGSF”) commits to place a firm, two (2) year, irrevocable purchase order for Heat Mirror ® XIR® 70 and 75 film (“Film”) as detailed in Section 6, below.  Additionally, it is agreed that Southwall Technologies Inc. (“Southwall”) commits to supply the volume of Film, including the Optional amounts, as detailed in Section 6 below.  The purchase of Film under this Agreement is for the needs of SGSF and Saint Gobain Sekurit (“SGS”) worldwide.  This Agreement to sell Film is for vehicular application (not architectural applications) only, and SGSF agrees that such films will be used for no other purpose.  Film purchased under this Agreement will be incorporated by SGSF (or an SGSF subsidiary), into vehicular glass and will otherwise not be resold to third parties who are not subsidiaries of SGSF.  This agreement supercedes the previous Agreement signed May 27, 1999 by and between Southwall and SGSF.

2. Term of the Supply Agreement.

The term of the Supply Agreement shall be for a period of two (2) years, from January 1, 2002 to December 31, 2003, and may be renewed, if at all, only on such terms and conditions as the parties may then agree for each subsequent year.

3. Best Customer/Supplier.

Based on committed purchase volumes from SGSF, Southwall confirms SGSF has received best  pricing terms for XIR® Film and enjoys “best customer” status during the term of this Agreement.  SGSF agrees to give Southwall “best supplier” status by approaching Southwall first for the quotation and supply of additional Film (beyond the volumes described in this Agreement).

4. Volume of Film Purchases.

By means of an irrevocable two (2) year purchase order, SGSF commits to three million five hundred thousand (3,500,000) square meters (37.66 million square feet) of Film intended for delivery in the period January 1, 2002 to December 31, 2003 (with a plus/minus tolerance of five percent [5%] in any one year).  Such commitment is contingent upon full web (1.83 meters or 2.00 meters) purchase.

5. Film Price/Terms/Warranties and Liabilities.	Refer to the attached Price Schedule and Terms, Warranties, and Liabilities attached in Appendix A.

6. Orders/Forecasts.

* A plus/minus tolerance of five percent (5%) is acceptable only on the Minimum Quantities, in any one (1) year.

In the first week of the month next following the date of this Agreement, SGSF will supply Southwall with an expected take-down schedule of Film type and volumes for each film type by month for the full year 2002, (to be attached as Exhibit 1) which shall not, without written agreement of the parties, be less than the amounts shown above.  By November 1, 2002 SGSF will supply a similar takedown schedule for 2003 and will exercise or cancel its option for an additional fixed 500,000 m2 for 2003.  Southwall shall then be committed to supply and sell such volume and type of Film when so ordered by SGSF as part of its two (2) year purchase order.  SGSF acknowledges the commercial necessity to advise Southwall of the initial takedown schedule and significant forecast demand increases or decreases, and/or significant changes in the product mix at the earliest opportunity and in no event less than three (3) months prior to the required delivery date, and confirms that it will spread out take-down volumes as evenly as possible over each year to avoid capacity problems for Southwall.  In turn, Southwall needs to confirm any changes of the initial takedown schedule and acknowledges the commercial necessity for SGSF to receive even volumes and confirms it will ship takedown volumes over each month to avoid production problems for SGSF.

Southwall agrees to establish a “2-week demand” safety stock of Film, as defined and agreed-upon between the Parties, to reduce the risk of supply interruption to SGSF.  Southwall will maintain this safety stock with current material of acceptable quality at this minimum level throughout the term of this Agreement.  This material will be held at Southwall's plants in Grossrohrsdorf, Germany and Palo Alto, California and Tempe, Arizona in the form of sputtered polyester Film (i.e. non-encapsulated).  The amount of Film in each of these sites will be determined based on the quarterly scheduled demand from SGSF and will be apportioned based on the type of Film and the scheduled location of manufacture by Southwall operations.  Additionally, Southwall agrees to pay for any extraordinary shipping costs that may be incurred by having to supply Film to SGSF from this stock due to late delivery.  This safety stock will be maintained with Film that is no older than 3 months by ensuring that there is a quarterly turnover of this material. The initial 2-week safety stock will be established no later than March 31, 2002.

When at the end of one month during the term of this Agreement, with the exception of the first quarter of 2002 (January 1, 2002 through March 1, 2002), more than one week of delay occurs with any type or width of Film, SGSF will apply penalties to Southwall for late delivery.  These penalties are structured as follows:

1.                                       End of a month with undelivered quantities per SGSF Purchase Order as received and accepted by Southwall — no penalties.

2.            Southwall has 1 week to have undelivered quantities resolved per Payment Terms (Appendix A) for shipments from the U.S. and/or from SEG.

3.            At end of week two any remaining undelivered quantities from the prior month have a 3% penalty applied to SGSF's account in the form of a customer credit.

4.            At end of week three any remaining undelivered quantities from the prior month have a 4% penalty applied to SGSF's account in the form of a customer credit.

5.            At end of week four any remaining undelivered quantities from the prior month have a 5% penalty applied to SGSF's account in the form of a customer credit .

6.          The cumulative total late penalty for late shipments from the prior month will be 15%.

7. Product Specifications.

The Film to be supplied under this Agreement shall correspond to the last valid Specifications agreed and signed by both parties, or as may be amended from time to time by agreement of the Parties in writing so as thereafter to be in effect.

8. Assignablilty.

This Agreement or any part hereof may not be assigned by either Party    without the prior consent of the other party; provided, however, that either party may assign this Agreement to any entity which acquires substantially all of its assets or business, provided that the assignor remains obligated hereunder.

9. Term and Termination.

The term of this Agreement shall be for two (2) years, renewable thereafter  upon mutual consent.  Either Party may terminate this Agreement for a material breach by the other party which fails to be cured within ninety (90) days (thirty (30) days for failure to pay) of notice thereof.  The rights of termination hereunder are absolute.  Neither party shall incur any liability or compensation obligation whatsoever for any damage (including, without limitation, damage or loss of goodwill or investment) loss or expenses of any kind, suffered or incurred by the other (or any compensation to the other) arising from, or incident to, any termination of this Agreement by such party that complies with the terms of the Agreement, whether such party is aware of any such damage, loss or expense.

10. Force Majeure.

Not withstanding anything else to the contrary, if the performance of this Agreement is prevented, restricted or interfered with by reason of any cause or circumstance whatsoever beyond the reasonable control of the parties hereto, the party so affected, upon giving notice to the other, shall be excused hereunder to the extent of such prevention, restriction or interference, provided that the party so affected shall continue performance hereunder insofar as applicable whenever such causes or circumstances are removed.  Matters beyond reasonable control of the parties shall include:

1.  Fire, explosion, strike, lock-out, labor dispute, casualty or accident, lack or failure in all transportation facilities, epidemic, cyclone, flood, drought, lack or failure in all sources supply of labor, raw materials, power or supplies; or,

2.  War, revolution, civil commotions, acts of public enemies, blockade or embargo; or,

3.  Any law, order, proclamation, regulation, ordinance, demand or requirement of any government or any sub-division, authority or representative of any such government; or,

4.  Any other acts whatsoever, whether similar or dissimilar to those enumerated, beyond the reasonable control of the parties hereto, but does not include lack of demand (except when lack of demand is due to a Force Majeure event, as described herein).

11. Product Development.

Southwall and SGSF commit to cooperate on mutual product and process development efforts, including: better solar properties, heatability, antenna, greater degrees of cross–curvature, and new products.  SGSF agrees to consider all of SGS's worldwide, new product needs in these joint activities.

12. Confidentiality.

Each party (the “Receiving Party”) agrees that all inventions, know–how and ideas it obtains from the other party (the “Disclosing Party”) and all other business, technical and financial information it obtains from such party are the confidential property of the Disclosing Party (“Proprietary Information”). Except as unambiguously allowed in other parts of this Agreement, the Receiving Party will hold in confidence and not use or disclose any Proprietary Information and will similarly bind its employees in writing.  The Receiving Party's nondisclosure obligation will not apply to information it can document: (i) was already known to the Receiving Party without restriction prior to execution of the Agreement: (ii) is publicly available through no fault of the Receiving Party; or (iii) is required to be disclosed pursuant to a regulation or court order (but only to a minimum extent required to comply with such regulation of order).  The Receiving Party understands that any breach of this Section 12 will result in irreparable injury to the Disclosing Party and that the Disclosing Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach by the Receiving Party.  Such remedies shall not be deemed to be the exclusive remedy for such breach, but shall be in addition, to all other available remedies at law or equity.

13. General Terms.

Any waivers or amendments shall be effective only if made in writing and signed by a representative or agent of the respective parties authorized to bind the parties.  However, this Agreement shall be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and waivers and amendments will be effective only if made by non–preprinted agreements clearly understood by both parties to be an amendment or waiver.  Any notice, report, approval or consent required or permitted hereunder shall be in writing, and will be deemed to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid to a party at its address as set forth herein.  Any communication between the parties shall be in English.  Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the International Rules of Arbitration of the American Arbitration Association. The site of the Arbitration shall be in the United Kingdom.  In addition to any award of damages, the prevailing party in any such arbitration shall be entitled to an award of its attorneys' fees and expenses incurred in connection with the dispute.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorney's fees.  If any provisions of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.  The parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties, and supersedes and cancels all previous written and oral agreements and communications, with respect to the subject matter of this Agreement.  Each party warrants and represents that this Agreement has been duly authorized by all necessary corporate action and that this Agreement has been duly executed by and constitutes a valid and binding Agreement of that party.

Accepted and Agreed to:

/s/ Thomas G. Hood		/s/ Javier Fernandez
Thomas G. Hood		Javier Fernandez
President & CEO		Purchasing Director
Southwall Technologies Inc.		Saint Gobain Sekurit International
Palo Alto, CA		Paris, France
U.S.A.

Date:	December 18, 2001	Date:	December 19, 2001